EXHIBIT 99.1



[REGIONS FINANCIAL CORPORATION LOGO]              [AMSOUTH BANCORPORATION LOGO]

FOR IMMEDIATE RELEASE

Contact:

      REGIONS FINANCIAL:                          AMSOUTH:
      MEDIA RELATIONS:                            MEDIA RELATIONS:
      Sonya L. Smith, (205) 244-2859              Rick Swagler, (205) 801-0105
      sonya.smith@regions.com                     rick.swagler@amsouth.com
      or                                          or
      INVESTOR RELATIONS:                         INVESTOR RELATIONS:
      Jenifer G. Kimbrough, (205) 244-2823        List Underwood, (205) 801-0265
      jenifer.kimbrough@regions.com               lunderwo@amsouth.com


         REGIONS AND AMSOUTH RECEIVE FEDERAL RESERVE APPROVAL FOR MERGER

BIRMINGHAM, Ala., Oct. 20, 2006 - Regions Financial Corporation (NYSE: RF) and AmSouth Bancorporation (NYSE: ASO) announced today that the Federal Reserve Board has approved the application for the two companies to merge.

     "We are pleased we have received the key regulatory approvals required for this merger and expect to complete the transaction in early November," said Regions Chairman, President and Chief Executive Officer Jackson W. Moore. "This moves us one step closer to creating a top regional financial services provider." Moore will serve as chairman of the Board of Directors of the new Regions.

     "Once we complete this merger, we can begin providing our customers with a wider range of products and services as well as more convenient locations," said
C. Dowd Ritter, chairman, president and chief executive officer of AmSouth. Ritter will serve as president and chief executive officer of the new Regions.

     AmSouth and Regions announced plans to merge in May 2006, and shareholders of both companies approved the merger on Oct. 3, 2006. The combination of the two companies will create a top 10 U.S. bank holding company, with more than $140 billion in assets, approximately $100 billion in deposits and nearly 2,000 branches in 16 states across the South, Midwest and Texas. Combined, the two companies employ approximately 37,000 people.

     The combined company will have leading positions in some of the fastest growing markets in the United States as well as a broad, balanced mix of businesses including retail and commercial banking, trust and asset management, securities brokerage, mortgage and insurance services.


ABOUT REGIONS FINANCIAL CORPORATION

     Regions Financial Corporation, headquartered in Birmingham, Ala., is a full-service provider of retail and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions had $87.0 billion in assets as of Sept. 30, 2006, making it one of the nation's top 15 banks. Regions' banking subsidiary, Regions Bank, operates some 1,300 offices and a 1,600-ATM network across a 16-state geographic footprint in the South, Midwest and Texas. Its investment and securities brokerage, trust


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and asset management  division,  Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions, which is a member of both the Forbes and Fortune 500, can be found at WWW.REGIONS.COM.


ABOUT AMSOUTH

     AmSouth is a regional bank holding company with $54 billion in assets, 700 branch banking offices and 1,200 ATMs. AmSouth operates in Florida, Tennessee, Alabama, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast in several key business segments, including consumer and commercial banking, small business banking, mortgage lending, equipment leasing, and trust and investment management services. AmSouth also offers a complete line of banking products and services at its web site, WWW.AMSOUTH.COM.

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